Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Current Report on Form 8-K/A of Viveve Medical, Inc. (formerly PLC Systems Inc.) of our report dated March 18, 2014 relating to the financial statements of Viveve, Inc., which appears in the Definitive Proxy Statement on Schedule 14A of PLC Systems Inc. filed on August 11, 2014.

/s/ Burr Pilger Mayer, Inc.

San Jose, California

November 13, 2014